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                                               January 5, 1998



Blanchard Precious Metals Fund, Inc.
Keystone Precious Metals Holdings
200 Berkeley Street
Boston, Massachusetts 02116

         Re: Acquisition of Assets of Blanchard Precious Metals Fund, Inc. by Keystone Precious Metals Holdings

Ladies and Gentlemen:

         You have asked for our opinion as to certain Federal income tax consequences of the transactions described below:

         Parties to the Transaction. Blanchard Precious Metals Fund, Inc. ("Target Fund") is a Maryland corporation.

         Keystone Precious Metals Holdings ("Acquiring Fund") is a series of Evergreen International Trust, a Delaware business trust.

         Description of Proposed Transaction. Acquiring Fund will issue its shares to Target Fund and assume certain stated liabilities of Target Fund, in exchange for all of the assets of Target Fund. Target Fund will then immediately dissolve and distribute all of the Acquiring Fund shares which it holds to its shareholders pro rata in proportion to their shareholdings in Target Fund, in complete redemption of all outstanding shares of Target Fund.

         Scope of Review and Assumptions. In rendering our opinion, we have reviewed and relied upon the form of Agreement and Plan of Reorganization (the "Reorganization Agreement") between Acquiring Fund and Target Fund dated as of November 26, 1997 which is enclosed in a draft prospectus/proxy statement to be dated January 6, 1998 which describes the proposed transaction, and on the information provided in such prospectus/proxy statement. We have relied, without independent verification, upon the factual statements made therein, and assume that there will be no change in material facts disclosed therein between the date of this letter and the date of the closing of the


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transaction.  We further  assume  that the  transaction  will be carried  out in accordance with the Reorganization Agreement.

         Representations. Written representations, copies of which are attached hereto, have been made to us by the appropriate officers of Target Fund and of Acquiring Fund, and we have without independent verification relied upon such representations in rendering our opinions.

                                                     Opinions

         Based on and subject to the foregoing, and our examination of the legal authority we have deemed to be relevant, we have the following opinions:

         1. The acquisition by Acquiring Fund of all of the assets of Target Fund solely in exchange for voting shares of Acquiring Fund and assumption of certain specified liabilities of Target Fund followed by the distribution by Target Fund of said Acquiring Fund shares to the shareholders of Target Fund in exchange for their Target Fund shares will constitute a reorganization within the meaning of ss. 368(a)(1)(C) of the Code, and Acquiring Fund and Target Fund will each be "a party to a reorganization" within the meaning of ss. 368(b) of the Code.

         2. No gain or loss will be recognized to Target Fund upon the transfer of all of its assets to Acquiring Fund solely in exchange for Acquiring Fund voting shares and assumption by Acquiring Fund of certain specified liabilities of Target Fund, or upon the distribution of such Acquiring Fund voting shares to the shareholders of Target Fund in exchange for all of their Target Fund shares.

         3. No gain or loss will be recognized by Acquiring Fund upon the receipt of the assets of Target Fund solely in exchange for Acquiring Fund voting shares and assumption by Acquiring Fund of any liabilities of Target Fund.

         4. The basis of the assets of Target Fund acquired by Acquiring Fund will be the same as the basis of those assets in the hands of Target Fund immediately prior to the transfer, and the holding period of the assets of Target Fund in the hands of Acquiring Fund will include the period during which those assets were held by Target Fund.

         5. The shareholders of Target Fund will recognize no gain or loss upon the exchange of all of their Target Fund shares solely for Acquiring Fund voting shares.



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         6. The basis of the Acquiring  Fund voting shares to be received by the
Target Fund shareholders will be the same as the basis of the Target Fund shares surrendered in exchange therefor.

         7. The holding period of the Acquiring Fund voting shares to be received by the Target Fund shareholders will include the period during which the Target Fund shares surrendered in exchange therefor were held, provided the Target Fund shares were held as a capital asset on the date of the exchange.

         This opinion letter is delivered to you in satisfaction of the requirements of Section 8.6 of the Reorganization Agreement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 and to use of our name and any reference to our firm in such Registration Statement or in the Prospectus/Proxy Statement constituting a part thereof. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                               Very truly yours,

                                               /s/SULLIVAN & WORCESTER LLP
                                               ---------------------------
                                               SULLIVAN & WORCESTER LLP


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